As filed with the Securities and Exchange Commission on April 4, 2008
Registration No. 333-______

SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

BIOLASE TECHNOLOGY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	87-0442441
(State or Other Jurisdiction of	(I.R.S. Employer
Incorporation or Organization)	Identification Number)

4 Cromwell
Irvine, California 92618
(Address of Principal Executive Offices including Zip Code)

BIOLASE TECHNOLOGY, INC. STOCK OPTION AGREEMENT
FOR JAKE ST. PHILIP
(Full Title of the Plan)

Jake St. Philip	Copy to:
Chief Executive Officer	William J. Cernius Esq.
4 Cromwell	Latham & Watkins LLP
Irvine, California 92618	650 Town Center Drive, Twentieth Floor
(949) 336-1200	Costa Mesa, California 92626
(714) 540-1235

(Name, Address, Including Zip Code, and Telephone Number,
Including Area Code, of Agent for Service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer ☐	Accelerated filer ☑	Non-accelerated filer ☐	Smaller reporting company ☐
(Do not check if a smaller reporting company)
CALCULATION OF REGISTRATION FEE

Proposed
		Proposed	Maximum
	Amount	Maximum	Aggregate	Amount of
Title of Securities to	to be	Offering Price	Offering	Registration
be Registered (3)	Registered(1)	Per Share(2)	Price(2)	Fee
Common Stock, par value $0.001 per share	450,000	$3.09	$1,390,500	$54.65

(1)	The Biolase Technology, Inc. Stock Option Agreement (“Option Agreement”) dated as of March 7, 2008 among the Registrant and Jake St. Philip provide for the issuance of an option to purchase 450,000 shares of Common Stock. In accordance with Rule 416(a) of the Securities Act of 1933, as amended, this registration statement shall also cover any additional shares of common stock which become issuable under the Stock Incentive Plan by reason of any stock dividend, stock split, recapitalization or similar transaction. The registration statement also includes the rights to acquire shares of the registrant’s Series B Junior Participating Cumulative Preferred Stock associated with the registrant’s common stock. These preferred stock purchase rights are initially carried and traded with the common stock, and the value of the rights, if any, is reflected in the value of the common stock.

(2)	Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(h) under the Securities Act of 1933, as amended. The price per share and aggregate offering price for the shares of our Common Stock set forth in this Registration Statement are calculated on the basis of the average of the bid and asked price of our Common Stock, as reported on the Nasdaq National Market on March 31, 2008.
Proposed issuances to commence as soon after the effective date of the Registration Statement as practicable.

PART I
INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS
     The information called for in Part I of the Form S-8 is not being filed with or included in this Form S-8 (by incorporation by reference or otherwise) in accordance with the rules and regulations of the Securities and Exchange Commission (the “Commission”).
PART II
INFORMATION REQUIRED IN THE REGISTRATION STATEMENT
Item 3. Incorporation of Documents by Reference.
     The following documents filed by the Registrant with the Commission are hereby incorporated by reference in this Registration Statement:
(a)	Annual report on Form 10-K filed with the Commission on March 17, 2008;

(b)	Current report on Form 8-K filed with the Commission on January 7, 2008;

(c)	Current report on Form 8-K/A filed with the Commission on January 28, 2008;

(d)	Current report on Form 8-K filed with the Commission on February 5, 2008;

(e)	Current report on Form 8-K filed with the Commission on February 6, 2008;

(f)	Current report on Form 8-K filed with the Commission on March 7, 2008;

(g)	Current report on Form 8-K filed with the Commission on March 13, 2008; and

(h)	The description of Registrant’s Common Stock contained in Registrant’s registration statement on Form 8-A, filed with the SEC on December 29, 1998, including any amendment or report filed for the purpose of updating such description.
     In addition, all documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Securities Exchange Act of 1934 (the “Exchange Act”), prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this registration statement and to be part hereof from the date of filing of such documents.
Item 4. Description of Securities.
     Not applicable.
Item 5. Interests of Named Experts and Counsel.
     Not applicable.
Item 6. Indemnification of Directors and Officers.
     The Registrant’s Certificate of Incorporation, as amended, provides that the Registrant’s directors will not be personally liable for monetary damages for breach of their fiduciary duties as directors, except for liability for (i) any breach of their duty of loyalty to the Registrant or its stockholders, (ii) acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, (iii) unlawful payments of dividends or unlawful stock repurchases or redemptions as provided in Section 174 of the General Corporation Law of the State of Delaware (the “Delaware Law”), or (iv) any transaction from which the director derives an improper personal benefit.

     Article 10 of the Registrant’s Amended and Restated Bylaws provides that the Registrant will indemnify any director or officer, or former director or officer, who was or is made a party or is threatened to be made a party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, to the fullest extent authorized by the Delaware Law, against all costs, charges, expenses, liabilities and losses (including attorneys’ fees, judgments, fines, ERISA excise taxes or penalties and amounts paid or to be paid in settlement) reasonably incurred or suffered in connection with such action, suit or proceeding. The Registrant also will indemnify any such director or officer, or any such former director or officer, against expenses incurred in defending any such action, suit or proceeding in advance of its final disposition, provided that, if required by the Delaware Law, the payment of such expenses will be made only upon delivery to the Registrant of an undertaking, by or on behalf of such director or officer, to repay all amounts so advanced if it shall ultimately be determined that such director or officer is not entitled to be indemnified.
     Article 10 of the Registrant’s Amended and Restated Bylaws further provides that in the event a director or officer has to bring suit against the Registrant for indemnification and is successful, the Registrant will pay such director’s or officer’s expenses of prosecuting such claim; that indemnification provided for by the Amended and Restated Bylaws shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; that the Registrant may purchase and maintain insurance on behalf of a director or officer against any expense, liability or loss, whether or not the Registrant would have the power to indemnify such director or officer against such expense, liability or loss under the Delaware Law; and that to the extent any director or officer is by reason of such position a witness in any action, suit or proceeding, the Registrant shall indemnify him or her against all costs and expenses actually and reasonably incurred by him or her in connection therewith.
     On January 2, 2008, the Registrant entered into an indemnification agreement with its Chief Executive Officer, Jake St. Philip. The agreement provides that, among other things, (i) the Registrant will indemnify such directors and officers if and wherever they are made party to a proceeding or are threatened to be made a party to a proceeding, (ii) the Registrant will advance all reasonable expenses incurred, whether prior to or after a final determination of a proceeding and (iii) the Registrant will use all reasonable efforts to provide and maintain directors’ and officers’ liability insurance policies.
     At various times from 2005 through 2007, the Registrant entered into separate but similar indemnification agreements (the “Indemnification Agreements”) with the following directors and officers: Federico Pignatelli, George V. d’Arbeloff, Dr. Robert Anderton, Dr. Daniel Durrie, James Largent and Neil Laird. Pursuant to the terms of the Indemnification Agreements the Registrant will indemnify such directors and officers to the fullest extent permitted under Delaware law and the Certificate of Incorporation of the Registrant. The Indemnification Agreements provide that, among other things, (i) the Registrant will indemnify such directors and officers if and wherever they are made party to a proceeding or are threatened to be made a party to a proceeding, (ii) the Registrant will advance all reasonable expenses incurred, whether prior to or after a final determination of a proceeding and (iii) the Registrant will use all reasonable efforts to provide and maintain directors’ and officers’ liability insurance policies.
     Section 145 of the Delaware Law provides that a Delaware corporation has the power to indemnify its directors and officers in certain circumstances.
     Subsection (a) of Section 145 of the Delaware Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with such action, suit or proceeding if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe the person’s conduct was unlawful. The termination of any action, suit or proceeding by judgment, order, settlement, conviction, or upon a plea of nolo contendere or its equivalent, shall not, of itself, create a presumption that the person did not act in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had reasonable cause to believe that the person’s conduct was unlawful.
     Subsection (b) of Section 145 of the Delaware Law empowers a corporation to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the corporation to procure a judgment in its favor by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys’ fees) actually and reasonably incurred by the person in connection with the defense or settlement of such action or suit if the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Court of Chancery or the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.
     Section 145 of the Delaware Law further provides that to the extent that a present or former director or officer of a corporation has been successful on the merits or otherwise in the defense of any action, suit or proceeding referred to in subsections (a) and (b), or in the defense of any claim, issue or matter therein, such person shall be indemnified against expenses (including attorneys’ fees) actually and reasonably incurred by such person in connection therewith; that indemnification provided for by Section 145 shall not be deemed exclusive of any other rights to which the indemnified party may be entitled; and that the corporation shall have the power to purchase and maintain insurance on behalf of any person who is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise against any liability asserted against such person and incurred by such person in any such capacity, or arising out of such person’s status as such, whether or not the corporation would have the power to indemnify such person against such liability under this section.
     The Registrant maintains directors’ and officers’ liability insurance covering its directors and officers.
Item 7. Exemption from Registration Claimed.
     Not applicable.
Item 8. Exhibits.
     See Index to Exhibits on page 7.
Item 9. Undertakings.
a.	The Registrant hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
i.	To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

ii.	To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

iii.	To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     Provided however, that paragraphs (a)(1)(i) and (a)(1)(ii) of this section do not apply if the registration statement is on Form S-8, and the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.
2.	That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

3.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
b.	The registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

c.	Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES
     Pursuant to the requirements of the Securities Act of 1933, the Registrant, Biolase Technology, Inc., a Delaware corporation, certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Irvine, State of California, on this 4th day of April, 2008.

BIOLASE TECHNOLOGY, INC.
By:	/s/ Jake St. Philip
Jake St. Philip
Chief Executive Officer

POWER OF ATTORNEY
     Each person whose signature appears below hereby authorizes and appoints Jake St. Philip and Fred Capallo, or either of them, as attorneys-in-fact and agents with full power of substitution and resubstitution, to sign on his or her behalf, individually and in the capacities stated below, and to file any and all amendments, including post-effective amendments, to this Registration Statement and other documents in connection therewith, with the Commission, granting to said attorneys-in-fact and agents full power and authority to perform any other act on behalf of the undersigned required to be done in the premises.
     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed by the following persons in the capacities as of April 4, 2008.

SIGNATURE	TITLE

/s/ Jake St. Philip	Chief Executive Officer (Principal Executive Officer) and
Jake St. Philip	Director

/s/ Frederick M. Capallo	Interim Chief Financial Officer (Principal Financial and
Frederick M. Capallo	Accounting Officer)

/s/ George V. d’Arbeloff	Chairman of the Board
George V. d’Arbeloff

/s/ Federico Pignatelli	President, Director and Chairman Emeritus
Federico Pignatelli

/s/ Robert M. Anderton	Director
Robert M. Anderton

/s/ Daniel S. Durrie	Director
Daniel S. Durrie

/s/ Neil J. Laird	Director
Neil J. Laird

/s/ James Largent	Director
James Largent

INDEX TO EXHIBITS

EXHIBIT

4.1+	Biolase Technology, Inc. Option Agreement dated March 7, 2008 among Biolase Technology, Inc. and Jake St. Philip.

4.4	Certificate of Designations of Series B Junior Participating Cumulative Preferred Stock of Biolase Technology, Inc. (Filed with Registrants’ Amendment No. 1 to Registration Statement on Form S-1 filed December 23, 2005 and incorporated herein by reference.)

4.5	Rights Agreement dated as of December 31, 1998, between the Registrant and U.S. Stock Transfer Corporation. (Filed with Registrant’s Registration Statement on Form 8-A filed December 29, 1998 and incorporated herein by reference.)

5.1+	Opinion of Latham & Watkins LLP regarding the legality of the securities being registered

23.1+	Consent of Latham & Watkins LLP (included in Exhibit 5.1)

23.2+	Consent of BDO Seidman, LLP

24.1+	Power of Attorney (included in the signature page to this Registration Statement).

+	Filed herewith